                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            -----------------------

                                    FORM 8-K



                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934

       Date of Report: (Date of earliest event reported): January 7, 2003


                         TEXAS BIOTECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)



        DELAWARE                   0-20117                  13-3532643
       (State of                 (Commission               (IRS Employer
     Incorporation)              File Number)            Identification No.)
--------------------------------------------------------------------------------


                             7000 FANNIN, 20TH FLOOR
                              HOUSTON, TEXAS 77030
              (Address of Registrant's principal executive offices)

                                 (713) 796-8822
              (Registrant's telephone number, including area code)




                                (NOT APPLICABLE)
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

THE FOLLOWING STATEMENT WAS RELEASED TO THE PRESS ON JANUARY 7, 2003 REGARDING TEXAS BIOTECHNOLOGY'S RESTRUCTURING PLAN.

                TEXAS BIOTECHNOLOGY IMPLEMENTS RESTRUCTURING PLAN

             FOCUSES RESOURCES ON LATE-STAGE CLINICAL COMPOUNDS AND
                     MOST PROMISING DRUG DISCOVERY PROGRAMS

HOUSTON, TEXAS - JANUARY 7, 2003 - TEXAS BIOTECHNOLOGY CORPORATION (NASDAQ:TXBI) announced today that it has implemented a restructuring plan to reduce its annual fixed operating expenses by approximately $6 million as compared to the 2002 operating plan and focus its resources on its most advanced clinical compounds, sitaxsentan and bimosiamose and its most promising drug discovery programs. The Company has reduced its headcount by approximately 29%, or a total of 36 employees/open positions, primarily in the areas of basic exploratory biology, early stage target identification and support functions.

Near-term, Texas Biotechnology will focus resources on:
      o Phase III development and commercialization of sitaxsentan for pulmonary arterial hypertension
      o   Phase II development of bimosiamose for asthma and psoriasis
      o Preclinical development and collaboration with Schering-Plough for its VLA-4 antagonist
      o   Identification of a new IND candidate from ongoing research programs

Bruce D. Given, M.D., President and Chief Executive Officer of Texas Biotechnology stated, "We have worked diligently to refine our strategic plan and identify the products and programs that have the greatest probability for commercial success. We believe this restructuring, in addition to the rigorous cost controlling measures we implemented in 2002, will allow us to retain the Company's proven core competencies in drug discovery and development, and provide ample support for the products and programs most likely to accelerate Texas Biotechnology's transition into a profitable pharmaceutical company."

Dr. Given added, "Near-term, our primary emphasis will be focused on the Phase III development and commercialization of sitaxsentan, which we believe is key to building sustainable shareholder value."

As a result of these reductions, the Company will take a one-time charge of $700,000 in 2003 of which approximately $600,000 will be recognized in the first quarter.

Richard A.F. Dixon, Ph.D., Senior Vice President of Research and Chief Scientific Officer of Texas Biotechnology stated, "These recent steps to streamline operations will allow us to retain a highly integrated research team that has clearly demonstrated its ability to discover and develop novel proprietary compounds. Importantly, we are retaining our core capabilities in lead discovery and optimization."

Dr. Dixon continued, "As we focus our discovery efforts on target areas where we have a proven track record, vascular mediators and cell adhesion molecules, I am confident we can maintain a strong and sustainable competitive advantage. By effectively managing a balanced portfolio of discovery programs we will continue to generate additional novel compounds capable of being developed into safe and effective new therapies."

As stated in its recent Update to Shareholders (http://www.tbc.com/new.html#1), Texas Biotechnology expects to report a year-end cash position in the range of $64 million to $66 million, which it currently anticipates will be sufficient to fund its operations for approximately three years, through 2005, according to the current strategic plan. The Company will provide formal guidance in early 2003.

                            ABOUT TEXAS BIOTECHNOLOGY

Texas Biotechnology, a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for its expertise in small molecule drug development and vascular biology. Argatroban, its first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Texas Biotechnology, and its partner ICOS Corporation, are in Phase III development of the endothelin antagonist, sitaxsentan, for pulmonary arterial hypertension. Texas Biotechnology has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Texas Biotechnology please go to our web site: www.tbc.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required governmental approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Texas Biotechnology has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.



                            [SIGNATURE PAGE FOLLOWS]

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date January 7, 2003             TEXAS BIOTECHNOLOGY CORPORATION


                                      /s/  Stephen L. Mueller
                                      ------------------------------------------
                                      Stephen L. Mueller
                                      Vice-President, Finance and Administration
                                      Secretary and Treasurer